Exhibit 3.98

DECLARATION OF TRUST

OF

OHI Asset (PA) Trust

under the

Maryland Business Trust Act

DECLARATION OF TRUST
OF
OHI Asset (PA) Trust

ARTICLE I

Name

The name of the business trust is OHI Asset (PA) Trust (the “Trust”).

ARTICLE II

Principal Office

The principal office of the Trust is c/o Omega Healthcare Investors, Inc., 9690 Deereco Road, Suite 100, Timonium, Maryland 21093, or such other location within the State of Maryland as the Trustee may determine from time to time.

ARTICLE III

Formation

The Trust is a business trust within the meaning the Maryland Business Trust Act, as amended (the “Act”), and was formed pursuant to a Certificate of Trust filed with the State Department of Assessments and Taxation on October 27, 2004, and amended by an Amendment to the Certificate of Trust filed on November 3, 2004. The purpose for which the Trust is formed is to transact any or all lawful business for which business trusts may be formed under the Act. The Trust, and the Trustee and the Officers (as defined below) on behalf of the Trustee, (a) shall have and exercise all powers necessary, convenient or incidental to accomplish its purposes as set forth in this Article and (b) shall have and exercise all of the powers and rights conferred upon business trusts formed pursuant to the Act.

ARTICLE IV

Shares of Beneficial Interest

The beneficial interest in the Trust shall be divided into shares of beneficial interest (“Shares”). The total number of Shares which the Trust has authority to issue is One Hundred (100), all of which are designated common shares of beneficial interest, no par value per share. The Trustee may classify or reclassify any unissued Shares from time to time by designating the number of Shares to be included in such class or series, and by setting or changing the preferences, conversion or other rights, designations, voting powers, restrictions, limitations as to dividends or other distributions, qualifications or terms or conditions of redemption of the Shares.

The Trustee may authorize the issuance from time to time of Shares of any class or series, whether now or hereafter authorized, or securities or rights convertible into Shares of any class or series, whether now or hereafter authorized, for such consideration (whether in case, property, past or future services, obligation for future payment or otherwise) as the Trustee may deem advisable (or without consideration in the case of a Share split or Share dividend), subject to such restrictions or limitations, if any, as may be set forth in the Certificate of Trust or this Declaration of Trust. The Shares shall be uncertificated.

The Trustee may amend the Declaration of Trust to increase or decrease the aggregate number of Shares or the number of Shares of any class or series that the Trust has authority to issue without approval of the Shareholders.

All of the Shares shall initially be issued to Omega Healthcare Investors, Inc., a Maryland corporation.

ARTICLE V

Shareholders

Section 1. Annual Meeting. An annual meeting of the beneficial owners of the Trust (the “Shareholders”) for the election of trustees of the Trust (“Trustees”) and the transaction of any business within the powers of the Trust shall be held at a location, on a date and at the time set by the Trustees. Failure to hold an annual meeting does not invalidate the Trust’s existence or affect any otherwise valid act of the Trust.

Section 2. Limitation Of Shareholder Liability. No Shareholder shall be liable for any debt, claim, demand, judgment or obligation of any kind of, against or with respect to the Trust by reason of his being a Shareholder, nor shall any Shareholder be subject to any personal liability whatsoever, in tort, contract or otherwise, to any person in connection with the property or affairs of the Trust.

Section 3. Binding Effect. The provisions of this Declaration of Trust shall be binding upon each person who becomes the owner of a beneficial interest in the Trust by any means, including, without limitation, acquisition of beneficial ownership of a Share.

ARTICLE VI

Trustees and Officers

Section 1. Number. The initial number of Trustees shall be one (1) which number may be increased or decreased by the Trustee from time to time. The name of the Trustee who shall act until the first meeting or until its successor is duly chosen and is qualified:

OHI Asset (PA), LLC, a Delaware limited liability company

Section 2. Term. The Trustees shall be elected at each annual meeting of the Shareholders and shall serve until the next annual meeting of the Shareholders and until their successors are duly elected and qualify.

Section 3. Officers.

          (a) Officers. The Trustee may, from time to time, designate one or more persons to be officers of the Trust (each an “Officer”). Any Officer so designated shall have such title and authority and perform such duties as the Trustee may, from time to time, delegate to them; provided, however, that except as otherwise delegated by the Trustee, the Officers shall have such authority and perform such duties as officers with similar titles of business corporations organized under the General Corporation Law of the State of Maryland. Each Officer shall hold office for the term for which such Officer is designated and until its qualified successor shall be duly designated or until such officer’s death, resignation or removal as provided herein. Any Officer may be removed as such, with or without cause, by the Trustee at any time. Any Officer may resign at any time upon written notice to the Trustee. Such resignation shall be in writing and shall take effect at the time specified therein or, if no time is specified therein, at the time the Trustee receives such written resignation. The initial Officers of the Trust designated by the Trustee are listed on Schedule A attached hereto. The Trustee may from time to time by resolution authorize a person who is not an Officer to act on behalf of the Trust and to execute and/or attest documents as an authorized representative of the Trust, subject to such specific authority and such specific limitations as the Trustee shall in its sole discretion determine and as shall be set forth in the resolution, and such person shall have such title as shall be set forth in the resolution. The action of such person taken in accordance with the authority granted to such person in the resolution shall bind the Trust, and such person shall have the same fiduciary duty of loyalty and care as the Officers.

          (b) Officers as Agents. The Officers, to the extent of their powers set forth in this Declaration of Trust or otherwise vested in them by the Trustee not inconsistent with this Declaration of Trust, are agents of the Trust for the purpose of the Trust’s business and, the actions of the Officers taken in accordance with such powers shall bind the Trust.

          (c) Duties of Officers. Except to the extent otherwise provided herein, each Officer shall have a fiduciary duty of loyalty and care similar to that of officers of business corporations organized under the General Corporation Law of the State of Maryland.

Section 4. Limitation Of Trustee And Officer Liability. To the maximum extent that Maryland law, in effect from time to time, permits limitations of the liability of trustees and Officers of a business trust, no Trustee or Officer of the Trust shall be liable to the Trust or to any Shareholder for money damages. Neither the amendment nor repeal of this Section, nor the adoption or amendment of any other provision of this Declaration of Trust inconsistent with this Section, shall apply to or affect in any respect the applicability of the preceding sentence with respect to any act or failure to act which occurred prior to such amendment, repeal or adoption.

Section 5. Indemnification. The Trust shall indemnify and hold harmless each and every Officer and Trustee from and against any and all claims and demands whatsoever arising out of or related to such Officer’s or Trustee’s performance of his or her duties as an Officer or Trustee of the Trust to the fullest extent permitted by law.

Section 6. Actions on Behalf of Trust. Every note, bond, contract, instrument, certificate or undertaking and every other act or document whatsoever issued, executed or done by or on behalf of the Trust, the Officers or the Trustees or any of them in connection with the Trust shall be conclusively deemed to have been issued, executed or done only in such person’s capacity as Trustee and/or as Officer, and such Trustee or Officer, as applicable, shall not be personally liable therefor.

Section 7. Insurance. To the fullest extent permitted by applicable law, the Officers and Trustees shall be entitled and have the authority to purchase with Trust property, insurance for liability and for all expenses reasonably incurred or paid or expected to be paid by a Trustee or Officer in connection with any claim, action, suit or proceeding in which such person becomes involved by virtue of such person’s capacity or former capacity with the Trust, whether or not the Trust would have the power to indemnify such Person against such liability under the provisions of this Article.

ARTICLE VII

Amendment

Section 1. General. The Trust reserves the right from time to time to make any amendment to this Declaration of Trust, now or hereafter authorized by law, including any amendment altering the terms or contract rights, as expressly set forth in this Declaration of Trust, of any Shares. All rights and powers conferred by this Declaration of Trust on Shareholders, Trustees and Officers are granted subject to this reservation. All references to this Declaration of Trust shall include all amendments thereto. Otherwise, this Declaration of Trust may not be amended except as provided in this Article VII.

Section 2. By Shareholders. Except as otherwise set forth in this Article VII, these Articles of Trust may be amended only by the affirmative vote of the holders of not less than a majority of the Shares then outstanding and entitled to vote thereon.

ARTICLE VIII

Duration Of Trust

Unless dissolved as provided herein, the Trust shall have perpetual existence. The Trust may be dissolved at any time by vote of a majority of the Shares of the Trust outstanding and entitled to vote, by the Trustee upon written notice to the Shareholders and pursuant to any applicable provision of the Act.

ARTICLE IX

Miscellaneous

Section 1. Express Exculpatory Clauses In Instruments. Neither the Shareholders nor the Trustees, Officers, employees or agents of the Trust shall be liable under any written instrument creating an obligation of the Trust, and all persons shall look solely to the property of the Trust for the payment of any claim under or for the performance of that instrument. The omission of the foregoing exculpatory language from any instrument shall not affect the validity or enforceability of such instrument and shall not render any Shareholder, Trustee, Officer, employee or agent liable thereunder to any third party, nor shall the Trustee or any Officer, employee or agent of the Trust be liable to anyone for such omission.

Section 2. Transactions Between The Trust And Its Trustees, Officers, Employees And Agents. Subject to any express restrictions in this Declaration of Trust or adopted by the Trustees by resolution, the Trust may enter into any contract or transaction of any kind (including, without limitation, for the purchase or sale of property or for any type of services, including those in connection with underwriting or the offer or sale of securities of the Trust) with any person, including any Trustee, Officer, employee or agent of the Trust or any person affiliated with a Trustee, Officer, employee or agent of the Trust, whether or not any of them has a financial interest in such transaction.

Section 3. Applicable Law. This Declaration of Trust is executed by the Trustees and delivered in the State of Maryland with reference to the laws thereof, and the rights of all parties and the validity, construction and effect of every provision hereof shall be subject to and construed according to the laws of the State of Maryland without regard to conflicts of laws provisions thereof.

Section 4. Provisions in Conflict of Laws. If any provision of this Declaration of Trust shall be held invalid or unenforceable in any jurisdiction, such invalidity or unenforceability shall attach only to such provision in such jurisdiction and shall not in any manner affect such provision in any other jurisdiction or any other provision of this Declaration of Trust in any jurisdiction.

Section 5. Statutory Trust Only. It is the intention of the Trustees to create a statutory business trust pursuant to the Act, and thereby to create the relationship of trustee and beneficial owners within the meaning of the Act between the Trustees and each Shareholder. It is not the intention of the Trustees to create a general or limited partnership, limited liability company, corporation, bailment, common law trust or any form of legal relationship other than a business trust pursuant to the Act.

Signature on following page.

IN WITNESS WHEREOF, this Declaration of Trust has been executed on this __ day of November, 2004 by the undersigned Trustee.

OHI Asset (PA), LLC

By:	Omega Healthcare Investors, Inc., its sole member

By:	/s/ Daniel J. Booth
Name:	Daniel J. Booth
Title:	Chief Operating Officer

SCHEDULE A

TRUST OFFICERS	TITLE

C. Taylor Pickett	President and Chief Executive Officer
Daniel J. Booth	Chief Operating Officer and Secretary
Robert O. Stephenson	Chief Financial Officer and Treasurer